SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 18, 2002

KNOLOGY BROADBAND, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-43339	58-2203141
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 O. G. Skinner Drive, West Point, Georgia 31833
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (706) 645-8553

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release dated September 18, 2002.

Item 9.    Regulation FD Disclosure.

On September 18, 2002, Knology, Inc. and its wholly owned subsidiary, Knology Broadband, Inc., jointly issued a press release announcing that they were seeking court approval of a consensual, prepackaged plan of reorganization of Broadband. Under the terms of the plan of reorganization, all of the existing 11 7/8% Senior Discount Notes due 2007 issued by Broadband, amounting to $444.1 million principal amount at maturity, would be exchanged for an aggregate of $193.5 million of newly issued 12% Senior Notes due 2009 of Knology and shares of newly authorized preferred stock of Knology representing approximately 19.3% of Knology’s outstanding stock, on an as-converted basis, after giving effect to the reorganization.

As previously announced, Knology and Broadband had negotiated the prepackaged plan with Broadband’s bank lenders and certain holders of the existing Broadband notes and solicited acceptances of the prepackaged plan. The prepackaged plan was accepted by 100% of those voting. As a result, Knology and Broadband believe they have received the acceptances necessary to obtain the court’s approval of the prepackaged plan. Broadband has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to obtain court approval of the plan and thereby bind all creditors to the plan, even if they did not vote on the plan.

The court set a hearing on confirmation of the prepackaged plan for October 22, 2002. Knology and Broadband expect to obtain court approval of the prepackaged plan and for Broadband to emerge from Chapter 11 within 45 to 60 days.

During the pendency of the proceeding, Broadband and its subsidiaries are authorized to access up to the full amount of a new $10.0 million secured subordinated debtor in possession facility to be provided by Knology.

The text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2002	KNOLOGY BROADBAND, INC. By: /S/ CHAD S. WACHTER Chad S. Wachter Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Press Release dated September 18, 2002.